Contacts:  Debi Ford (Investors)
           602-627-2700
           Todd Fogarty (Media)
           212-521-4800
                                                           FOR IMMEDIATE RELEASE



                        ALLIED WASTE INDUSTRIES COMPLETES
                    ACQUISITION OF BROWNING-FERRIS INDUSTRIES

SCOTTSDALE, AZ, AUGUST 2, 1999 - Allied Waste Industries, Inc. (NYSE: AW) announced today that it has completed its previously announced acquisition of Browning-Ferris Industries, Inc. (NYSE: BFI), creating the second largest waste services company in the United States. As a result of the acquisition, each share of BFI common stock was converted into the right to receive $45 in cash. Including assumed and refinanced debt, the cost of acquiring BFI was approximately $9.4 billion.

"With the acquisition of BFI now complete, Allied Waste is well positioned to establish itself as a leader in the waste services industry," said Tom Van
Weelden, Chairman and Chief Executive Officer of Allied Waste. "Current favorable industry conditions, together with the excellent asset base of the combined company, give us a high level of confidence in our ability to continue executing our business plan and creating value for our investors."

Mr. Van Weelden noted that the new Allied Waste benefits from a broad geographic presence in 46 states and 64 markets. Its 35,300 employees serve 9.9 million commercial and residential customers from a premier base of assets, including 166 landfills, 164 transfer stations, 129 recycling facilities and 362 collection companies.

With the completion of the BFI acquisition, Allied Waste's operations have been organized into eight operating regions -- Great Lakes, Midwest, Northeast, Southeast, Southwest, West, Atlantic and Central - and eight new Assistant Regional Vice Presidents have been added to the Company's management structure. Also, Allied Waste's corporate staff in Scottsdale, Arizona is expected to more than double in size to approximately 235 people from 92 people.

Mr. Van Weelden said Allied Waste's growth will continue to be driven by the disciplined implementation of its vertical integration business strategy, in which it maximizes the flow to its own landfills of waste volumes collected by Allied Waste-owned companies. He also said the new base of assets offer a strong platform for sustainable growth. Specifically, the Company will seek to generate operating efficiencies from 22 overlapping service areas through transportation savings, routing improvements, closure of duplicate facilities and increased internalization of waste volumes. Moreover, Mr. Van Weelden said Allied Waste will pursue growth and profit improvement opportunities in 37 new integrated markets through tuck-in acquisitions and improvements in the utilization of assets.

Financing for the acquisition of BFI was obtained from $7.5 billion of credit facilities provided by a bank group including The Chase Manhattan Bank, Citicorp, Credit Suisse First Boston and DLJ Capital Funding, from the sale of $1 billion of newly issued senior convertible preferred stock to investors led by affiliates of Apollo Advisors and Blackstone Capital Partners, and from the sale of $2 billion of 10% Senior Subordinated Notes due 2009.

As previously announced, Allied Waste has reached agreements for the sale of certain former BFI assets representing approximately $1.7 billion in aggregate proceeds. The divestitures include the sale of certain Canadian solid waste assets to Waste Management Inc. for $501 million in cash; the sale of medical waste operations in the U.S., Puerto Rico and Canada to Stericycle, Inc. for approximately $440 million in cash; the sale of substantially all of the assets and certain development rights of BFI Gas Services, Inc. to Gas Recovery Systems, Inc. for approximately $78 million in cash and other consideration; and the sale of certain Department of Justice required asset divestitures to Republic Services, Inc. for approximately $230 million in cash. In addition, Allied Waste has completed the sale to Suez-Lyonnaise of the shares of SITA owned by BFI for approximately $444 million. The proceeds from these divestitures will be used to reduce debt incurred in the acquisition of BFI.

First Chicago Trust Company of New York is acting as disbursing agent for the distribution of the cash proceeds to former BFI shareholders. First Chicago Trust will mail instructions and transmittal instructions to former BFI shareholders as soon as practicable.

Allied Waste Industries, Inc., a leading North American waste services company, provides collection, recycling and disposal services for residential, commercial and industrial customers.

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company "believes," "anticipates," "expects" or words of similar import. Similarly, statements that describe the company's future plans, objectives or goals are forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those currently anticipated. Examples of such risks and uncertainties include, without limitation, the ability of Allied to continue its vertical integration business strategy in a successful manner; the ability of Allied to successfully pursue and continue a disciplined market development program, the ability of Allied to successfully integrate the acquired operations, to exit certain regional markets and certain non-strategic businesses, whether and when a transaction is concluded or completed will be accretive to Allied's earnings, and the amount of consideration to be paid and timing of the closing of the potential transaction currently under definitive agreement. Other factors which could materially affect such forward-looking statements can be found in the company's periodic reports filed with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.